Execution Version

SECOND AMENDMENT

TO

CUSTODIAN AGREEMENT

THIS SECOND AMENDMENT TO CUSTODIAN AGREEMENT (this “Amendment”) is made as of November 15, 2023 between MOA FUNDS CORPORATION (f/k/a MUTUAL OF AMERICA INVESTMENT CORPORATION), a management investment company organized under the laws of the State of Maryland and registered with the Commission under the Investment Company Act of 1940 (“the 1940 Act”), on behalf of itself and each fund set forth in Appendix A to the Agreement (defined below) (each, a “Fund”) and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (“BBH&Co.” or the “Custodian”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement (defined below).

WHEREAS, the Corporation and BBH&Co. entered into a Custodian Agreement dated as of September 6, 2018, as amended on April 27, 2023 (the “Agreement”); and

WHEREAS, in accordance with Section 12.2 the Corporation and BBH&Co desire to amend the Agreement to document name changes to the Funds.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Fund and BBH&Co. hereby agree as follows:

1. The Agreement is amended by deleting the existing Appendix A to the Agreement and replacing it with the updated Appendix A attached hereto.

2. This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or pdf file of the Amendment shall be acceptable evidence of the existence of the Amendment.

3. This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4. This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

Execution Version

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.		MOA FUNDS CORPORATION

By:	/s/ Hugh Bolton	By:	/s/ R. Jeffrey Young
Name: Hugh Bolton		Name: R. Jeffrey Young
Title: Principal		Title: President

[Appendix A Follows]

APPENDIX A TO

CUSTODIAN AGREEMENT

LIST OF FUNDS

Updated as of November 15, 2023

MoA Money Market Fund

MoA Core Bond Fund

MoA Balanced Fund

MoA Mid Cap Equity Index Fund

MoA Intermediate Bond Fund

MoA Equity Index Fund

MoA All America Fund

MoA Small Cap Growth Fund

MoA Small Cap Value Fund

MoA Mid Cap Value Fund

MoA International Fund

MoA Small Cap Equity Index Fund

MoA Catholic Values Index Fund

MoA Conservative Allocation Fund

MoA Moderate Allocation Fund

MoA Aggressive Allocation Fund

MoA Retirement Income Fund

MoA Clear Passage 2015 Fund

MoA Clear Passage 2020 Fund

MoA Clear Passage 2025 Fund

MoA Clear Passage 2030 Fund

MoA Clear Passage 2035 Fund

MoA Clear Passage 2040 Fund

MoA Clear Passage 2045 Fund

MoA Clear Passage 2050 Fund

MoA Clear Passage 2055 Fund

MoA Clear Passage 2060 Fund

MoA Clear Passage 2065 Fund

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